Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into this 1st day of October, 2019, by and between Tristan R. Farel (“Farel”), LTN ERGY, LLC (“LTN”) (Farel and LTN are collectively “LTN”), and Samson Oil and Gas Limited (the “Client”). LTN and the Client are referred to herein sometimes in the singular as a “Party” and collectively as the “Parties.” The Parties agree as follows:

1.	Services and Compensation. The Client retains LTN to provide the services of Farel to act as Chief Financial Officer and shall provide support to Client for those duties that are customary of a Chief Financial Officer beginning on October 1, 2019, (the “Commencement Date”).

For Services rendered Client shall pay LTN compensation in the amount of $240,000 per annum until this Agreement is terminated.

Client shall permit LTN to participate in the Client’s health benefits program during the term of this Agreement.

LTN shall be named under Client’s Directors and Officers insurance plan during the term of this Agreement.

2.	Term, Renewal. This Agreement shall be effective from the Commencement Date hereof with a minimum term of 12 months (“Initial Term”) and shall continue indefinitely, thereafter, until terminated in accordance with the terms of this Agreement. This Agreement may be amended from time to time.

3.	Termination Either party may terminate this agreement after the Initial Term for any reason at any time by giving 30 day prior written notice of such termination. LTN shall be paid for Services performed up to and including the effective date of termination of this Agreement.

4.	Independent Contractor. LTN is an independent contractor for all purposes under this Agreement. As an independent contractor, LTN shall determine the details, methods, and means of performing the Services under this Agreement. Provided, however, that Farel shall perform the Services in conformity with any policies or directions given from time to time by the CEO or board of directors of the Client. The Client shall be responsible for providing LTN with the information necessary to perform the Services under this Agreement in a timely manner.

5.	Taxes. LTN is obligated to pay its own payroll taxes, including without limitation, worker’s compensation, unemployment compensation, social security, retirement pensions or benefits or other charges that are required to be made with respect to or measured by the wages and salaries of persons employed by LTN that are imposed by or under the laws of either the United States or other jurisdiction in which the work is performed and federal and state taxes on any monies earned. No such payments will be withheld or paid by the Client. LTN indemnifies the Client against all liability or expense due to LTN’s failure to pay proper taxes.

6.	Work Product. The Client shall have complete and unrestricted right to use all documents, reports and data compilations prepared or produced by LTN in connection with LTN’s performance of the Services under this Agreement (“Work Product”). Such Work Product shall become the property of the Client and shall not be used by LTN for any other project or purpose without the Client’s prior written consent. Upon request from the Client, all materials containing such Work Product shall be delivered to the Client, at the Client’s expense. Notwithstanding anything to the Contrary, LTN expressly retains the right to refuse to release any Work Product to the Client if the Client is in default in its payment for Services, until such time as the default is rectified.

7.	Nondisclosure of Confidential Information. In the performance of the Services, LTN will have access to confidential or proprietary information, including without limitation, confidential or proprietary information concerning the Services, the Work Product and the Client’s business activities (collectively “Confidential Information”). LTN undertakes to not use any such Confidential Information except in connection with the Services and to not disclose or release such Confidential Information to any third party without the Client’s prior written consent. The foregoing undertaking shall not apply to (i) information in the possession of LTN at the date of this Agreement; or (ii) information which is in publicly available, other than through disclosure by LTN.

8.	Indemnity, Release. The Client shall defend, indemnify and hold harmless LTN from and against all damages, claims, liabilities and third party claims which LTN may suffer from the performance of the Services under this Agreement, excluding such liabilities arising from gross negligence or willful misconduct by LTN.

9.	Entire Agreement. This Agreement, along with exhibits hereto, constitutes the entire agreement between the Client and LTN, and supersedes all other oral or written communications, representations, or agreements between LTN and the Client. This Agreement may be amended only in writing executed by the Client and LTN.

10.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and venue shall be exclusive in any state or federal court in Colorado

11.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable laws, such provision shall be severable from the remainder of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LTN ERGY, LLC	Samson Oil and Gas Limited

/s/ Tristan Farel	/s/ Terry Barr, CEO
Tristan Farel	Terry Barr, CEO